Exhibit 99.1
News Release
Contact: Steven D. Jennerjohn
                (920)-743-5551
Source: Baylake Corp.
Baylake Corp. Reports Financial Results for the Nine and Three Months ended September 30, 2005
Sturgeon Bay, Wisconsin —(Business Wire)-November 9, 2005
     Baylake Corp. (OTC BB: BYLK.ob), a bank holding company with $1.1 billion in assets, reported net income of $5.9 million or $0.76 basic earnings per share for the nine months ended September 30, 2005, as compared to $7.6 million or $0.99 per share for the nine months ended September 30, 2004. The decrease in net income for the nine-month period ended September 30 is primarily due to an increase in non-interest expense and an increase in the provision for loan losses. Both of these items were impacted by developments related to one borrower, which resulted in a $1.8 million provision for impairment on a letter of credit, which is included in non-interest expense, as well as a $650,000 loan loss provision for the borrower’s related loans. These were partially offset by an increase in net interest income and a decrease in income tax expense.
     Net income was $707,000 for the three months ended September 30, 2005, a decrease of $2.4 million from $3.1 million in the same period in the prior year. An increase in the provision for loan loss of $1.5 million and higher non-interest expense, as explained above, impacted third quarter results, but were offset by a lower income tax provision. In addition, disposals of premises and equipment impacted the results for the three-month and nine-month periods ended September 30, 2005 and 2004.
     Diluted earnings per share were $0.75 for the first nine months of 2005 compared to $0.98 a year earlier, and were $0.09 for the third quarter of 2005, as compared to $0.40 for the same period in 2004. Return on assets (ROA) and return on equity (ROE) decreased for the first nine months of 2005, to 0.72% and 10.09%, respectively, from 1.01% and 14.14%, respectively, from the same period one year ago. For the quarter ended September 30, 2005, ROA and ROE were 0.26% and 3.60%, respectively, compared to 1.21% and 17.04%, respectively, for the same period one year ago.
     For the nine months ended September 30, 2005, net interest income increased $1.4 million to $26.3 million when compared to the first nine months of 2004 due primarily to an increase in average interest-earning assets of $71.9 million for the period offset partially by a decrease in net interest margin of 6 basis points. Net interest income for both of the three months periods ended September 30, 2005 and 2004 was $8.8 million. Net interest income increased for the quarter as a result of an increase in average earning assets amounting to $81.5 million offset by a decrease in net interest margin of 27 basis points to 3.58%.
     Net interest margin for the nine months ended September 30, 2005 decreased to 3.64% from 3.70% a year earlier as interest-earning assets re-priced 70 basis points higher in addition to growth in average interest-earning assets which was more than offset by an increase of 86 basis points in interest-bearing liabilities. The continued pressure from the rise in short-term interest rates in addition to the concurrent flattening of the yield curve has affected net interest margin for the three-month and nine-month periods ended September 30, 2005 relative to a year earlier. The increase in average interest-earning assets was primarily attributable to growth in loan and investment portfolios during the period. In addition, interest spread decreased to 3.32% for the nine months ended September 30, 2005 compared to 3.48% for the same period in 2004.
     As discussed below, the provision for loan losses in 2005 increased in the three and nine-month periods as compared to comparable 2004 periods.

     Non-interest income was $7.0 million during the first nine months of 2005, a decrease of $111,000 when compared to the same period last year. Non-interest income for the three months ended September 30, 2005 increased $92,000 to $2.4 million. The decrease in the nine-month period was primarily attributable to decreases in: gains on sales of loans of $312,000 and other income of $224,000. Those decreases were partially offset by increases in fees for other services to customers of $279,000 and increased loan servicing income of $100,000. For the nine months ended September 30, 2005, other income included gains on bank properties totaling $106,000 compared to gains on sale of bank property totaling $482,000 that positively impacted results for similar periods in 2004. Non-interest income for the quarter ended September 30, 2005 increased as a result of an increase in fees for other services to customers amounting to $160,000 partially offset by decreased gains from sales of loans amounting to $72,000.
     Impacting non-interest expense for the three and nine-month periods ended September 30, 2005 was a $1.8 million charge for impairment related to an off-balance sheet letter of credit, as mentioned earlier. As a result, non-interest expense increased $4.0 million or 20.3%, to $23.4 million for the nine months ended September 30, 2005 compared to the same period in 2004. Personnel and benefit expense increased approximately $1.4 million due to additional staffing and normal salary increases as well as an increase in bonus expense. The increase also included implementation costs of the Baylake Bank Supplemental Executive Retirement Plan (“Plan”) which was established in the first quarter of 2005. In that period, an expense of approximately $300,000 was recognized for the vested portion of the Plan. Expenses on other real estate owned decreased $120,000, the result of reduced holding costs relative to these properties during the nine months ended September 30, 2005. Other operating expense increased $514,000 during the nine months ended September 30, 2005. Approximately $330,000 of the increase was related to losses on various bank real properties sold or written down during the period. For the three months ended September 30, 2005, non-interest expense increased $2.5 million from the three months ended September 30, 2004 to $9.0 million. Personnel and benefit expense increased $353,000 as a result of additional staffing and bonus expense. Other occupancy and equipment expense increased $217,000. Expenses from the operation of other real estate owned decreased $22,000. Other operating expense increased $90,000. $76,000 of the increase resulted from losses on various property disposals as earlier explained.
     Income tax expense decreased $2.8 million for the nine months ended September 30, 2005 when compared to the same period last year, the result of decreased taxable income. Income tax expense decreased $1.5 million for the three months ended September 30, 2005 when compared to the same period last year, the result of decreased taxable income. Our recent SEC filings have discussed factors which could affect our state tax obligations.
     Total assets for Baylake Corp. increased 4.9% during the first nine months of 2005 to $1.1 billion at September 30, 2005 when compared to total assets of $1.0 billion at December 31, 2004. Total loans increased 4.3% during the first nine months of 2005 to $789.7 million at September 30, 2005, while deposits increased 2.6% to $866.6 million during the period. Total shareholders’ equity increased 2.4% for the first nine months of 2005 to $78.1 million at September 30, 2005 as compared with $76.2 million at December 31, 2004.
     Baylake Corp. recorded provisions for loan losses totaling $1.7 million during the first nine months of 2005, as compared to $1.6 million for the same period in 2004. The provision for loan losses is determined based on a quarterly process of evaluating the allowance for loan losses which takes into account various factors including specific credit allocations for individual loans, historical loss experience for category of loans, consideration of concentrations and changes in portfolio volume, and other qualitative factors. For the nine months ended September 30, 2005, this calculation also took into account overall net declines in asset quality in the loan portfolio during the period. The allowance for loan losses increased $47,000 to $10.5 million during the nine months ended September 30, 2005, reflecting the increased provision during the period. For the three months ended September 30, 2005, provision for loan losses was $1.5 million as compared to $70,000 for the same period in 2004. The higher provision was reflective of higher net loan charge-offs for the period. Provisions were also allocated to the borrower, described earlier, for financing that is included as loans on the Company’s books. Included in this increase was the potential problem loan of $500,000 that was determined to be impaired and allocated a specific provision of $500,000 at September 30, 2005. Additional financing approved in October 2005 in the form of a line of credit for $200,000 has been afforded this borrower to meet various funding needs and management has included this in its impairment analysis. The Company has a letter of credit of $8.8 million outstanding related to this borrower and a related provision for impairment is discussed above. For the three months ended September 30, 2005, net loan charge-offs amounted to $619,000. Four commercial loans previously disclosed as non-performing totaling $600,000 were charged-off during the three months ended September 30, 2005. The ratio of allowance for loan losses to total loans was 1.33% at September 30, 2005, as compared to 1.38% at December 31, 2004. Non-performing loans totaled $7.3 million and $5.9 million at September 30, 2005 and December 31, 2004, respectively. The increase in non-performing loans during the nine months ended September 30, 2005 was due, in part, to an increase in non-accrual loans during the period. The ratio of allowance for loan losses to non-performing loans was 143.8% and 176.4% at September 30, 2005 and December 31, 2004, respectively.
     Baylake Corp. believes the balance of the allowance for loan loss is presently sufficient to absorb probable incurred losses at September 30, 2005. However, future adjustments to the allowance for loan losses may be necessary based on changes in the performance of the loan portfolio or in economic conditions and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.
     Foreclosed assets, net, at September 30, 2005 increased $57,000 from December 31, 2004 primarily as the result of the addition of $1.1 million in property additions during 2005 offset partially by sales of six commercial real estate properties totaling $900,000. Net losses on the sale of those properties amounted to $35,000.
     Capital resources for the nine-month period ended September 30, 2005 improved by $1.9 million. Baylake Corp. anticipates that it has resources available to meet its commitments. At September 30, 2005, Baylake Corp. had $73.6 million of established lines of credit with nonaffiliated banks, of which $73.6 million was outstanding at September 30, 2005.
     Results for the three and nine-month periods ended September 30, 2005 should be read in conjunction with the release of the Company’s Form 10-Q which is to be released simultaneously with its press release.
Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 27 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.
The following appears in accordance with the Private Securities Litigation Reform Act of 1995:
     This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”
     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2005 and Form 10-K for the year ended December 31, 2004, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations. Other factors include changes in general business and economic conditions, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.
     Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries
SUMMARY FINANCIAL DATA
The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated. The selected consolidated financial and other data at September 30, 2005 has not been audited but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

	At	At	At
	September 30,	December 31,	September 30,
	2005	2004	2004
	(dollars in thousands)
Selected Financial Condition Data (at end of period):
Total assets	$1,099,638	$1,047,748	$1,030,575
Investment securities(1)	211,227	197,392	192,015
Federal funds sold	3,132	5,445	0
Total loans	789,748	757,228	753,845
Total deposits	866,624	844,541	802,880
Borrowings(2)	127,093	101,476	128,560
Subordinated debentures	16,100	16,100	16,100
Total shareholders’ equity	78,062	76,205	74,658
Non-performing loans, net of discount(3)(4)	7,299	5,920	13,239
Non-performing assets, net of discount(3)(4)	9,928	8,492	15,759

	As of and for the		As of and for the
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
	(dollars in thousands, except per share data)
Selected Income Data:
Total interest income	$15,885	$12,752	$44,875	$36,852
Total interest expense	7,093	3,991	18,579	11,911

Net interest income	8,792	8,761	26,296	24,941
Provision for loan losses	1,547	70	1,668	1,569

Net interest income after provision for loan losses	7,245	8,691	24,628	23,372
Total non-interest income	2,419	2,327	6,962	7,073
Total non-interest expense	9,019	6,486	23,409	19,459

Income before income tax	645	4,532	8,181	10,986
Income tax provision	(62)	1,458	2,330	3,423

Net income	$707	$3,074	$5,851	$7,563

Per Share Data:(5)
Net income per share (basic)	$0.09	$0.40	$0.76	$0.99
Net income per share (diluted)	0.09	0.40	0.75	0.98
Cash dividends per common share	0.15	0.14	0.45	0.42
Book value per share	10.05	9.73	10.05	9.73

Performance Ratios:(6)
Return on average total assets	0.26%	1.21%	0.72%	1.01%
Return on average total shareholders’ equity	3.60	17.04	10.09	14.14
Net interest margin(7)	3.58	3.85	3.64	3.70
Net interest spread(7)	3.21	3.60	3.32	3.48
Non-interest income to average assets	0.88	0.92	0.86	0.94
Non-interest expense to average assets	3.27	2.56	2.89	2.59
Net overhead ratio(8)	2.39	1.64	2.03	1.65
Efficiency ratio(10)	78.11	57.11	68.40	59.26
Average loan-to-average deposit ratio	93.62	92.99	93.99	93.98
Average interest-earning assets to average interest-bearing liabilities	113.38	114.58	112.81	113.34

Asset Quality Ratios:(3)(4)(6)
Non-performing loans to total loans	0.92%	1.76%	0.92%	1.76%
Allowance for loan losses to:
Total loans	1.33	1.72	1.33	1.72
Non-performing loans	143.75	97.87	143.75	97.87

	As of and for the		As of and for the
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
	(dollars in thousands, except per share data)
Net charge-offs to average loans	0.31	0.10	0.28	0.14
Non-performing assets to total assets	0.90	1.53	0.90	1.53

Capital Ratios:(6)(9)
Shareholders’ equity to assets	7.10%	7.24%	7.10%	7.24%
Tier 1 risk-based capital	9.55	9.57	9.55	9.57
Total risk-based capital	10.69	10.83	10.69	10.83
Leverage ratio	8.06	8.26	8.06	8.26

Other Data at End of Period:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	27	27	27	27
Number of full-time equivalent employees	311	308	311	308

(1)	Includes securities classified as available for sale.

(2)	Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

(3)	Non-performing loans consist of non-accrual loans, guaranteed loans 90 days or more past due but still accruing interest and restructured loans. Non-performing assets consist of non-performing loans and other real estate owned.

(4)	The increase in non-performing assets during the nine months ended September 30, 2005 was due, in part, to an increase in non-accrual loans in the third quarter of 2005.

(5)	Earnings per share are based on the weighted average number of shares outstanding for the period.

(6)	With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(7)	Net interest margin represents net interest income as a percentage of average interest-earning assets, and net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8)	Net overhead ratio represents the difference between noninterest expense and noninterest income, divided by average assets.

(9)	The capital ratios are presented on a consolidated basis

(10)	Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding investment securities gains, net.